Exhibit 10.20

February 23, 2017

Alexander E. Perriello III
76 Bertrand Island Road
Mount Arlington, New Jersey 07856

Dear Alex:

This letter shall confirm the terms of your continuing employment with Realogy Franchise Group LLC (the “Company”) following your retirement from your current position.

Effective March 31, 2017, your position in your current role as Chief Executive Officer of the Company shall cease. Effective April 1, 2017, your position with the Company will be Chairman Emeritus. Provided that you remain in good standing with the Company, your employment in this position is expected to remain until March 31, 2018, or until earlier terminated by you and/or the Company. This position is not an officer level position in the Company and therefore you will no longer be considered a “Section 16 Officer” of the Company’s indirect, parent company, Realogy Holdings Corp. (“Realogy Holdings”). Further, you will not be authorized to enter into agreements on behalf of the Company.

Your base salary commencing April 1, 2017, paid on a bi-weekly basis will be $3,846.15, which equates to an annualized salary of $100,000.00, less standard payroll deductions. You will continue to vest in any previously granted equity awards pursuant to the terms of those specific grants, however you will be ineligible for any new equity grants from Realogy Holdings. You also will be ineligible for any severance pay under any Severance Pay Plan in effect for the benefit of Company employees or any other previously executed agreements between you and the Company.

Your employment will be on a part-time basis (less than 30 hours per week) and therefore you will be ineligible to participate in the Realogy Annual Performance Plan. You are also ineligible to participate in Realogy’s health and welfare benefits plans.

Your duties as part-time Chairman Emeritus will consist primarily of providing advice and consultation to the Chief Executive Officer of the Company, which specifically includes remaining reasonably available to the Chief Executive Officer or his designee, to the extent he deems appropriate or necessary, to assist with the FWD Conference and Ascend Program, maintain the Company’s relationship with the National Association of Realtors, assist with contract renewal negotiations, and/or to perform any other duties reasonably requested of you by the Chief Executive Officer of the Company. You may perform these duties from your home office. You will not be required to perform any services which require significant travel, significant time or special efforts, without your consent. Should travel be required, you will be reimbursed for all travel and expenses as per the Company Travel and Entertainment Policy.

This expectation notwithstanding, this letter should not be construed as an agreement for employment for a specific duration. As you know, employment with Realogy is at will, and either you or the Company may terminate employment at any time, with or without cause.

Alexander J. Perriello III
February 23, 2017

Should you have any questions, please contact me at (973) 407-7000.

Regards,

/s/ Richard A. Smith
Richard A. Smith
Chairman and Chief Executive Officer
Realogy Holdings Corp.

Understood and accepted:

/s/ Alexander E. Perriello III February 23, 2017
Alexander E. Perriello III                 Date